Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-111736) of Corporate Office Properties Trust of our report dated June 23, 2016 relating to the financial statements and supplemental schedule of Corporate Office Properties, L.P. Employment Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
June 23, 2016